As filed with the Securities and Exchange Commission on June 14, 2002

Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Redhook Ale Brewery, Incorporated

(Exact name of registrant as specified in its charter)

Washington (State or Other Jurisdiction of Incorporation or Organization)	91-1141254 (I.R.S. Employer Identification No.)

3400 Phinney Avenue North
Seattle, Washington 98103
(206) 548-8000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Redhook Ale Brewery, Incorporated
2002 Stock Option Plan

David J. Mickelson, Executive Vice President,
Chief Financial Officer and Chief Operating Officer
3400 Phinney Avenue North
Seattle, Washington 98103
(206) 548-8000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

	Amount to be	Proposed Maximum	Proposed Maximum	Amount of
Title of Securities to Be Registered	Registered (1)	Offering Price (2)	Aggregate Offering Price (2)	Registration Fee

Common Stock	346,000 shares	$2.455	$849,430	$78.15

Common Stock Purchase Rights (3)	346,000 rights	—	—	—

(1)	Plus (i) an indeterminate number of shares of Common Stock that may become issuable under the 2002 Stock Option Plan (the “Plan”) as a result of the adjustment provisions therein, and (ii) if any interests in the Plan constitute separate securities required to be registered under the Securities Act of 1933, then, pursuant to Rule 416(c), an indeterminate amount of such interests to be offered or sold pursuant to the Plan.

(2)	Estimated solely for purposes of determining the registration fee pursuant to Rules 457(c) and 457(h) based on an offering price of $2.455 per share (the average of the high and low sale prices reported by the Nasdaq Stock Market on June 7, 2002) for the shares issuable upon exercise of options granted or to be granted under the Plan.

(3)	Common Stock Purchase Rights are initially attached to and trade with shares of Common Stock. Value attributable to such rights, if any, is reflected in the market price for shares of Common Stock.

PART II

INFORMATION NOT REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

     The following documents are incorporated in this Registration Statement by reference:

1. The Registrant’s Annual Report on Form 10-K for its fiscal year ended December 31, 2001 filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (File No. 000-26542);

2. All other reports filed by the Registrant with the Commission since December 31, 2001 and prior to the date of this Prospectus pursuant to Section 13(a) or 15(d) of the Exchange Act;

3. The description of the Common Stock set forth in the Registration Statement on Form 8-A under Section 12(g) of the Exchange Act, filed by the Registrant with the Commission on August 1, 1995 (File No. 000-26542); and

4. The description of the Common Stock Purchase Rights as set forth in the Registration Statement on Form 8-A under Section 12(g) of the Exchange Act, filed by the Registrant with the Commission on September 25, 1995, as amended on September 29, 1995 and May 13, 1999 (File No. 000-26542).

     All documents filed by the Registrant with the Commission after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, before the filing of a post-effective amendment that indicates that all securities offered pursuant to this Registration Statement have been sold or that deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the respective dates of filing of such documents.

     Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

     Not required.

Item 5. Interests of Named Experts and Counsel

     Principals of legal counsel to the Registrant, Riddell Williams P.S., beneficially own a total of 81,200 shares of the Registrant’s Common Stock. Douglas A. Raff and Alejandro C.

Torres, principals of Riddell Williams P.S., serve as Secretary and Assistant Secretary, respectively, of the Registrant.

Item 6. Indemnification of Directors and Officers

     Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”). Article VI of the Registrant’s Articles of Amendment and Second Restatement of Articles of Incorporation provides for indemnification of the Registrant’s directors, officers, employees and agents to the maximum extent permitted by Washington law. The directors and officers of the Registrant also may be indemnified against liability they may incur for serving in such capacity pursuant to a liability insurance policy maintained by the Company for such purpose.

     Section 23B.08.320 of the Washington Business Corporation Act authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, self-dealing or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article VI Registrant’s Articles of Amendment and Second Restatement of Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director’s liability to the Registrant and its shareholders.

Item 7. Exemption from Registration Claimed

     Not applicable.

Item 8. Exhibits

     The following documents are filed as part of this registration statement or incorporated by reference herein:

Exhibit
Number	Description

5	Opinion of Riddell Williams P.S.
23.1	Consent of Riddell Williams P.S. (included in Exhibit 5)
23.2	Consent of Independent Auditors
24	Powers of Attorney (included on signature page)

Item 9. Undertakings

     (a)  The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on June 14, 2002.

REDHOOK ALE BREWERY, INCORPORATED

By	/s/ Paul S. Shipman

Paul S. Shipman President, Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Paul S. Shipman and David J. Mickelson, and each of them severally, such person’s true and lawful attorneys-in-fact and agents, with full power to act without the other and with full power of substitution and resubstitution, to execute in the name and on behalf of such person, individually and in each capacity stated below, any and all amendments and post-effective amendments to this Registration Statement, any and all supplements hereto, and any and all other instruments necessary or incidental in connection herewith, and to file the same with the Securities and Exchange Commission.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Paul S. Shipman Paul S. Shipman	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	June 14, 2002

/s/ David J. Mickelson David J. Mickelson	Executive Vice President, Chief Financial Officer and Chief Operating Officer (Principal Financial Officer)	June 14, 2002

/s/ Anne M. Mueller Anne M. Mueller	Controller and Treasurer (Principal Accounting Officer)	June 14, 2002

Signature	Title	Date

/s/ Frank H. Clement Frank H. Clement	Director	June 14, 2002

/s/ Jerry D. Jones Jerry D. Jones	Director	June 14, 2002

/s/ David A. Peacock David A. Peacock	Director	June 14, 2002

/s/ Anthony J. Short Anthony J. Short	Director	June 14, 2002

/s/ Walter F. Walker Walter F. Walker	Director	June 14, 2002

EXHIBIT INDEX

Exhibit
Number	Description

5	Opinion of Riddell Williams P.S.
23.2	Consent of Independent Auditors